EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-103801) dated March 13, 2003, and Form S-3 (No. 333-175806) dated July 27, 2011, of LCNB Corp. of our reports dated March 4, 2020 on the consolidated financial statements and internal control over financial reporting of LCNB Corp., which reports appear in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ BKD, LLP
BKD, LLP

Cincinnati, Ohio
March 4, 2020